Exhibit 10.1
FIRST OMNIBUS AMENDMENT TO OPERATIVE DOCUMENTS
     This FIRST OMNIBUS AMENDMENT TO OPERATIVE DOCUMENTS (this “Amendment”) is being entered into as of September 22, 2008, among BTMU CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware (“Lessor”), LENNOX PROCUREMENT COMPANY INC., a corporation organized under the laws of the State of Delaware (“Lessee”), LENNOX INTERNATIONAL INC., a Delaware corporation (“Parent Guarantor”), LENNOX INDUSTRIES INC., an Iowa corporation, ALLIED AIR ENTERPRISES INC., a Delaware corporation, SERVICE EXPERTS LLC, a Delaware limited liability company, and LENNOX GLOBAL LTD., a Delaware corporation (collectively, “Subsidiary Guarantors” and, together with the Parent Guarantor, collectively, “Guarantors”), and COMPASS BANK, an Alabama banking corporation (“Compass”), as successor Administrative Agent (“Agent”) to MHCB (USA) Leasing and Finance Corporation (“MHCB”) (in its former capacity as Administrative Agent, “Original Agent”), and as successor Lender (“Lender”) to MHCB (in its former capacity as Lender, “Original Lender”).
RECITALS
     A. On June 22, 2006, Lessor acquired the Property (as defined in the Participation Agreement, as defined below) and subsequently leased the Property to Lessee pursuant to that certain Lease Agreement dated as of June 22, 2006 (the “Original Lease Agreement” and, as amended by this Amendment, the “Lease Agreement”). In connection therewith Parent Guarantor, Lessee, Lessor, Original Agent and Original Lender entered into that certain Participation Agreement, dated as of June 22, 2006 (the “Original Participation Agreement” and, as amended by this Amendment, the “Participation Agreement”) whereby the parties documented the transaction, including the acquisition of the Property, the lease and the financing of the acquisition of the Property by Original Lender. Original Lender provided financing for the acquisition of the Property pursuant to that certain Credit Agreement, dated as of June 22, 2006 (the “Original Credit Agreement” and, as amended by this Amendment, the “Credit Agreement”), originally entered into among Lessor, Original Agent and Original Lender, and currently among Lessor, Agent and Lender. Capitalized terms used but not defined herein have the meanings set forth in the Participation Agreement (including Appendix A thereto, as amended hereby).
     B. Pursuant to that certain Assignment and Assumption Agreement (the “Assignment Agreement”), dated as of the date hereof, between MHCB and Compass, MHCB assigned all of its rights and obligations as Lender and Administrative Agent under the Participation Agreement, Credit Agreement, Note and the other Operative Documents to Compass.
     C. In connection with the Assignment Agreement, Lender has requested to modify certain terms of the Operative Documents and, in consideration for assuming the Loan, requires that Subsidiary Guarantors execute and deliver the Subsidiary Guaranty.
     D. Lessee has informed Lessor, Agent and Lender that its parent, Parent Guarantor, amended and restated its credit facility pursuant to that certain Third Amended and Restated Revolving Credit Facility Agreement, dated as of October 12, 2007 (the “Revolving Credit

Facility Agreement”) among Parent Guarantor, the lenders party thereto and Bank of America, N.A., as administrative agent, and, in connection therewith, Lessee has requested that Lessor agree to amend certain Operative Documents in order to be consistent with certain terms and provisions of the Revolving Credit Facility Agreement.
     E. The parties hereto are willing to agree to such amendments, in each case subject to the performance and observance in full of each of the covenants, terms and conditions, and in reliance upon the representations and warranties, set forth herein.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lessor, the Lessee, the Agent and the Lenders hereby agree as follows:
     Section 1. Amendments to the Original Lease Agreement. Subject to the covenants, terms and conditions set forth in this Amendment, and in reliance upon the representations and warranties contained herein, Lessee and Lessor hereby amend the Original Lease Agreement as follows, and Lender and Agent hereby consent to the following amendments:
     (a) Amendment to Schedule 1. Schedule 1 to the Original Lease Agreement entitled the “Basic Rent Schedule” is hereby deleted in its entirety and replaced with Schedule 1 attached hereto.
     (b) Amendment to Section 2.1. The references to the term “Permitted Encumbrances” in the first paragraph of Section 2.1 of the Original Lease Agreement shall be deleted and replaced with the term “Permitted Lien”.
     (c) Amendment to Assignment and Subleasing. The last paragraph of Article IX of the Original Lease Agreement is hereby amended and restated in its entirety to read as follows:
     “This Lease shall not be mortgaged or pledged by Lessee, nor shall Lessee mortgage or pledge any interest in the Leased Property or any portion thereof, other than as contemplated by this Lease. Any such mortgage or pledge shall be void.”
     (d) Amendment to Events of Default. Clauses (f), (g), (k) and (l) of Article XII of the Original Lease Agreement are hereby amended and restated in their entirety to read as follows:
     “(f) Guarantor, Lessee or any Subsidiary of Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; provided, however, that, except with respect to Lessee, this clause (f) shall not apply to any Subsidiary of the Guarantor the book value of whose total assets (determined in accordance with GAAP) is less than $25,000,000.”
     “(g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Guarantor, Lessee or any of Guarantor’s Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding–up or liquidation of the Guarantor, Lessee or any of Guarantor’s Subsidiaries, or any such petition shall be filed against the Guarantor, Lessee or any of Guarantor’s Subsidiaries and such petition shall not be dismissed within 60 days; provided, however, that, except with respect to Lessee, this clause (g) shall not apply to any Subsidiary of Guarantor the book value of whose total assets (determined in accordance with GAAP) is less than $25,000,000.”
     “(k) a final judgment or judgments for the payment of money aggregating in excess of $40,000,000 (to the extent not covered by independent, third–party insurance as to which the insurer does not dispute coverage) are rendered against one or more of Guarantor and its Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay.”
     “(l) Guarantor or any Subsidiary: (i) is in default (as principal or as guarantor or other surety) in the payment of any principal of, or premium or make–whole amount or interest on, or other amount in respect of, any Subject Indebtedness or (ii) is in default in the performance of or compliance with any term of any evidence of any Subject Indebtedness or of any mortgage, indenture, or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Subject Indebtedness: (A) has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or (B) the holder or holders of any such Indebtedness or any trustee or agent acting on its or their behalf is permitted to declare such Indebtedness due and payable before its stated maturity or before its regularly scheduled dates of payment or to terminate any commitment relating thereto.”

     Section 2. Amendment to the Original Participation Agreement. Subject to the covenants, terms and conditions set forth in this Amendment, and in reliance upon the representations and warranties contained herein, the parties hereto hereby amend the Original Participation Agreement as follows:
     (a) Amendment to Initial Paragraph. The reference to “LENNOX INTERNATIONAL INC., a Delaware corporation (together with its successors and permitted assigns, “Guarantor”)” in the initial paragraph of the Original Participation Agreement shall be deleted and replaced with the following: “LENNOX INTERNATIONAL INC., a Delaware corporation (together with its successors and permitted assigns, “Parent Guarantor”)”.
     (b) Amendment and Restatement of Section 5.3(d). Section 5.3(d) of the Original Participation Agreement shall be amended and restated in its entirety as follows:
          “(d) Provisions of the Lennox Revolver Incorporated by Reference. Guarantor shall at all times comply with the following Sections of the Lennox Revolver (as construed for purposes of this subsection in accordance with the provisions set forth below), all of which Sections are hereby incorporated by reference:
     (1) Section 5.01 (which is titled “Compliance with Laws”);
     (2) Section 5.02 (which is titled “Insurance”);
     (3) Section 5.03 (which is titled “Maintenance of Properties and Lines of Business”);
     (4) Section 5.04 (which is titled “Payment of Taxes”);
     (5) Section 5.05 (which is titled “Corporate Existence, etc.”);
     (6) Section 5.08 (which is titled “Environmental Matters”);
     (7) subject to the qualification set out below, Section 5.09 (which is titled “Transactions with Affiliates”);
     (8) Section 5.10 (which is titled “Merger, Consolidation, etc.”), subject to the qualification that, immediately upon the expiration or termination of the Lennox Revolver, (x) references in clauses (c) and (d) thereof to “in an acquisition permitted by Section 5.23” shall be deemed to be replaced by the phrase “in connection with any acquisition” and (y) the proviso at the end thereof shall be deemed to have been deleted;
     (9) Section 5.11 (which is titled “Sale of Assets, etc.”);
     (10) Section 5.12 (which is titled “Indebtedness”), subject to the qualification that the first proviso thereto shall be deemed to have been deleted;
     (11) Section 5.13 (which is titled “Liens”);

     (12) Section 5.14 (which is titled “Restricted Payments”);
     (13) Section 5.15 (which is titled “Financial Covenants”);
     (14) Section 5.16 (which is titled “Limitation on Restrictive Agreements”), subject to the qualification that the provisions thereof shall not apply to any of the Operative Documents;
     (15) Section 5.17 (which is titled “Preferred Stock of Subsidiaries”);
     (16) Section 5.18 (which is titled “Financial and Business Information”), subject to the qualification that (x) references therein to the “Administrative Agent” shall be deemed to refer to Lessor and the Administrative Agent and (y) references therein to “Lender” shall be deemed to refer to Lessor or the Administrative Agent;
     (17) Section 5.19 (which is titled “Inspection; Confidentiality”), subject to the qualification that references therein to the “Administrative Agent” and “Lender” shall in each case be deemed to refer to Lessor and the Administrative Agent;
     (18) Section 5.20 (which is titled “Books and Records”); and
     (19) Section 5.21 (which is titled “New Material Subsidiaries”), subject to the qualification that (x) references therein to the “Subsidiary Joinder Agreement” shall be deemed to refer to the Subsidiary Joinder Agreement (as defined in the Subsidiary Guaranty), (y) references therein to the “Subsidiary Guaranty” shall be deemed to refer to the Subsidiary Guaranty and (z) references therein to the “Administrative Agent” shall be deemed to refer to Lessor and the Administrative Agent;
provided, however, (i) notwithstanding anything to the contrary set forth above, Sections 5.12 (which is titled “Indebtedness”), 5.13 (which is titled “Liens”) and 5.14 (which is titled “Restricted Payments”) of the Lennox Revolver shall not be deemed to be incorporated by reference into Section 5.3(d) of this Agreement until and unless the Lennox Revolver shall expire or terminate, whereupon immediately following such expiration or termination such Sections will automatically be deemed to be incorporated by reference into Section 5.3(d) of this Agreement (subject to the qualifications set forth above) without any action being taken by Guarantor, Lessor, Lessee, the Lenders, the Administrative Agent or any other party, and (ii) notwithstanding the incorporation of Section 5.09 of the Lennox Revolver into this Agreement by reference, for purposes of this Agreement, such Section 5.09 will not be construed to restrict any payments or transactions between Guarantor and any Subsidiary or between any Subsidiaries of Guarantor that, according to Section 5.16 of the Lennox Revolver (which is titled “Limitation on Restrictive Agreements”), are not to be restricted.
For purposes of determining requirements, calculations, Lease Defaults or Lease Events of Defaults established in this Agreement or other Operative Documents by reference to the Lennox Revolver, the Lennox Revolver will be construed as if:

     • the Lennox Revolver continued indefinitely (and obligations of Guarantor remained outstanding thereunder), notwithstanding any expiration or termination thereof;
     • no amendment, restatement or modification of, or waiver or consent under, the Lennox Revolver (each, a “Lennox Revolver Amendment”) had been executed or granted after September 22, 2008 other than a Lennox Revolver Amendment approved in writing by Lessor and the Required Lenders; provided, however, that (i) if the Lessor or any of its Affiliates is a party to the Lennox Revolver and Lessor or such Affiliate provides its consent to a Lennox Revolver Amendment, then such consent will constitute Lessor’s written approval of such Lennox Revolver Amendment for purposes of this Agreement and the other Operative Documents without the necessity of any further action and (ii) if any Lender or any of such Lender’s Affiliates is a party to the Lennox Revolver and such Lender or such Affiliate provides its consent to a Lennox Revolver Amendment, then such consent will constitute such Lender’s written approval of such Lennox Revolver Amendment for purposes of this Agreement and the other Operative Documents without the necessity of any further action;
     • the Lennox Revolver required Lessee to deliver to Lessor and Administrative Agent copies of the notices, certificates and other documents required by the provisions listed above during the time frames prescribed by such provisions for delivery to the administrative agent or lenders under the Lennox Revolver (except that (i) in cases where the Lennox Revolver requires notice of any Default or Event of Default, such requirement will be construed to require notice of a Lease Default or Lease Event of Default, and (ii) any certificate of compliance or similar notice required of Guarantor by the Lennox Revolver will include such modifications as may be appropriate to allow Lessor and Administrative Agent to determine compliance with the Operative Documents by Lessee and Guarantor and applicable calculations required under the Operative Documents, rather than Guarantor’s compliance with the Lennox Revolver and calculations required under the Lennox Revolver);
     • the Lennox Revolver required Lessor’s and Required Lender’s approval or consent to anything for which the Lennox Revolver requires the consent or approval of any agent or lender thereunder, including any document, instrument or provision that any of the Sections listed above describes as being “in form and substance satisfactory to” (or by words of like effect) any agent or lender thereunder.”
     Section 3. Amendment to the Original Credit Agreement. Subject to the covenants, terms and conditions set forth in this Amendment, and the representations contained herein, Lessor, Agent and Lender hereby amend the Original Credit Agreement as follows, and Lessee and Guarantor consent to the following amendments:
          (a) Amendment to Section 4.1. The following sentences shall be added to the end of Section 4.1 of the Original Credit Agreement:
“In connection with that certain First Omnibus Amendment to Operative Documents, dated as of September 22, 2008, Lessor hereby agrees to cause the existing Interest Rate Swap Agreement to accurately reflect the

Applicable Margin. For the avoidance of doubt, Lender hereby confirms that The Bank of Tokyo, Ltd., a New York agency is a satisfactory counterparty to the Interest Rate Swap Agreement.”
     Section 4. Amendments to Appendix A to the Operative Documents. Subject to the covenants, terms and conditions set forth in this Amendment and in reliance upon the representations and warranties contained herein, the parties hereto hereby amend Appendix A to the Lease Agreement, Participation Agreement and Credit Agreement (“Appendix A”) as follows:
     (a) Interpretation. With respect to each definition contained in Section 4 of this Amendment that is defined as “has the meaning set forth in the Lennox Revolver”, all references to “Borrower” in the Lennox Revolver shall be deemed to mean “Parent Guarantor” for purposes of such definition.
     (b) Amendment and Restatement of Definitions. The definitions of “Adjusted EBITDA,” “Applicable Margin,” “Appraisal,” “Consolidated Indebtedness,” “Consolidated Net Income,” “Debt to Adjusted EBITDA Ratio,” “EBITDA,” “Equity Interests,” “Guarantor”, “Guarantor Document,” “Guaranty”, “Interest Expenses,” “Lennox Revolver,” “Loan”, “Prime Rate”, “Subject Indebtedness” and “Surrender Obligation” found in Appendix A are hereby amended and restated in their entirety to read as follows:
     “‘Adjusted EBITDA’ has the meaning set forth in the Lennox Revolver.”
     “‘Applicable Margin’ with respect to interest on the Loan and Yield on the Equity Investment, shall mean the applicable basis point spread set forth below corresponding to the Debt to Adjusted EBITDA Ratio of Guarantor in effect as of the most recent Calculation Date:

			Applicable
		Applicable	Margin on
		Margin on	Equity
Pricing	Debt to Adjusted	Loan	Investment
Level	EBITDA Ratio	(basis points)	(basis points)
I	Less than or equal to 1.00 to 1.00	117.5	180
II	Less than or equal to 1.50 to 1.0 but greater than 1.00 to 1.0	125	200
III	Less than or equal to 2.00 to 1.0 but greater than 1.50 to 1.0	132.5	225
IV	Less than or equal to 2.50 to 1.0 but greater than 2.00 to 1.0	140	275
V	Less than 3.00 to 1.00 but greater than 2.50 to 1.0	152	300
VI	Greater than 3.00 to 1.00	167	325
     The Applicable Margin for interest on the Loan and Yield on the Equity Investment shall, in each case, be determined and adjusted as of each Calculation Date. Each Applicable Margin shall be effective from one Calculation date until the next Calculation Date. The initial Applicable Margin, which shall be from and including September 22,

2008, shall be based on Pricing Level I (as shown above) and shall remain at Pricing Level I until the first Calculation Date after September 22, 2008 and, thereafter, the Pricing Level shall be determined as set forth herein.”
     “‘Appraisal’ means an Appraisal as defined in Section 3(e) of the Participation Agreement and which complies with 12 C.F.R. ¶ 323 et seq. and FIRREA.”
     “‘Assignment of Guaranty’ means, collectively, the Assignment of Parent Guaranty and the Assignment of Subsidiary Guaranty.
     “‘Consolidated Indebtedness’ has the meaning set forth in the Lennox Revolver.”
     “‘Consolidated Net Income’ has the meaning set forth in the Lennox Revolver.”
     “‘Debt to Adjusted EBITDA Ratio’ has the meaning set forth in the Lennox Revolver.”
     “‘EBITDA’ has the meaning set forth in the Lennox Revolver.”
     “‘Equity Interests’ has the meaning set forth in the Lennox Revolver.”
     “‘Guarantor’ means, Parent Guarantor and/or Subsidiary Guarantors, as the context may require, provided, however, in Section 13.3 of the Lease Agreement references to Guarantor shall refer only to the Parent Guarantor.”
     “‘Guarantor Document’ is defined in Section 4.3(a) of the Participation Agreement.”
     “‘Guaranty’ means, the Parent Guaranty and/or the Subsidiary Guaranty, as the context may require; provided, however, in Section 13.3 of the Lease Agreement references to Guaranty shall refer only to the Parent Guaranty.”
     “‘Interest Expenses’ has the meaning set forth in the Lennox Revolver.”
     “‘Lease Balance’ means, as of any date of determination and subject to Section 2.5(c) of the Participation Agreement, an amount equal to the aggregate sum of the outstanding principal amount of the Equity Investment and the Loan. The Lease Balance as of September 22, 2008 equals $41,202,994.25.”

     “‘Lennox Revolver’ means the Third Amended and Restated Revolving Credit Facility Agreement dated as of October 12, 2007, among Guarantor, as borrower, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, N.A., as co-documentation agents, and U.S. Bank National Association and The Bank of Nova Scotia, as co-managing agents, and Banc of America Securities LLC and J.P. Morgan Securities, Inc., as joint lead arrangers and joint book managers, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.”
     “‘Loan” means the term loan made to Lessor by Lender in an amount equal to $32,962,395.40.”
     “‘Prime Rate’ means the per annum rate announced from time to time in New York City by The Bank of Tokyo – Mitsubishi UFJ, Ltd. as its prime rate, changing as and when said prime rate shall change.
     “‘Subject Indebtedness’ has the meaning set forth in the Lennox Revolver.”
     (c) Amendment to Defined Term. The defined term “Permitted Allocation” found in Appendix A is hereby amended by replacing the word “Allocation” with the word “Alterations”.
     (d) Additional Definitions. Appendix A is hereby amended by adding the following definitions in the correct alphabetical order thereto:
               “‘Assignment of Subsidiary Guaranty’ means the Assignment of Subsidiary Guaranty, dated as of September 22, 2008, from Lessor to Administrative Agent, and consented to by each Subsidiary Guarantor.
               “Assignment of Parent Guaranty” means the Assignment of Parent Guaranty, dated as of June 22, 2006, from Lessor to Administrative Agent, and consented to by Parent Guarantor.
               “‘Event of Default” means a Lease Event of Default, Loan Event of Default and/or an Event of Default as defined in the Guaranty, as the context may require.
               “‘Indebtedness’ has the meaning set forth in the Lennox Revolver.”
     “‘Lennox Revolver Amendment’ is defined in Section 5.3(d) of the Participation Agreement.”
     “‘Parent Guarantor’ means Lennox International Inc., a Delaware corporation.

     “‘Parent Guaranty’ means that certain Guaranty, dated as of June 22, 2006 by Parent Guarantor in favor of Lessor, the Lenders, Administrative Agent and Indemnitees.
     “‘Subsidiary Guarantors’ means, collectively, Lennox Industries Inc., an Iowa corporation, Allied Air Enterprises Inc., a Delaware corporation, Service Experts LLC, a Delaware limited liability company, Lennox Global Ltd., a Delaware corporation, and any other Subsidiary of the Parent Guarantor required to become a party to the Subsidiary Guaranty, and ‘Subsidiary Guarantor’ means any of the foregoing.”
     “‘Subsidiary Guaranty’ means that certain Subsidiary Guaranty, dated as of September 22, 2008 by Subsidiary Guarantors in favor of Lessor, the Lenders, Administrative Agent and Indemnitees.
     (e) Deletion of Definition. Appendix A is hereby amended by deleting the first definition of “Lien” appearing therein.
     Section 5. Amendments to Operative Documents. Notwithstanding anything to the contrary contained in any Operative Document, each of the Operative Documents is hereby amended as follows: (1) all references in each Operative Document to the “Participation Agreement” shall be deemed to refer to the Original Participation Agreement as amended hereby, (2) all references in each Operative Document to the “Lease Agreement” shall be deemed to refer to the Original Lease Agreement as amended hereby, (3) all references in each Operative Document to the “Credit Agreement” shall be deemed to refer to the Original Credit Agreement as amended hereby, (4) all references in each Operative Document to “Appendix A” shall be deemed to refer to Appendix A as amended hereby, (5) all references in each Operative Document to the “Operative Documents” shall be deemed to refer to the Operative Documents as such Operative Documents been amended pursuant to the terms hereof and shall include the Assignment of the Subsidiary Guaranty and all other amendments, documents and assignment executed in connection herewith, and (6) all references in each Operative Document to “Lender” or “Administrative Agent” shall mean Compass Bank, an Alabama banking corporation, in its capacity as Lender or Administrative Agent, as applicable.
     Section 6. Conditions Precedent. The parties hereto agree that this Amendment shall not be effective until the satisfaction in full of each of the following conditions precedent, each in a manner satisfactory to the Agent in its reasonable discretion:
     (a) Execution and Delivery of this Amendment. The Agent shall have received a counterpart of this Amendment executed and delivered by Lessor, each Guarantor, Lessee, Agent and Lender.
     (b) Execution and Delivery of Other Documents. The Agent shall have received a counterpart of the following documents executed and delivered by Lessor, each Guarantor, Lessee, Agent and/or Lender, as applicable:
          (i) Allonge to Note;

          (ii) Subsidiary Guaranty;
          (iii) Assignment of Subsidiary Guaranty;
          (iv) Assignment of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing; and
          (v) Assignment of and Amendment No. 1 to Assignment of Lease Agreement.
     (c) Representations and Warranties. Each of the representations and warranties made in this Amendment shall be true and correct on and as of the date hereof, as if made on and as of such date, both before and after giving effect to the amendments set forth herein.
     Section 7. Representations and Warranties.
     (a) Representations and Warranties of Lessee. To induce the parties hereto to enter into this Amendment, Lessee represents and warrants to Lessor, Agent and Lender as follows:
          (i) No Defaults. After giving effect to this Amendment, no Lease Event of Default exists.
          (ii) Binding Effect. This Amendment, the Lease Agreement and the Participation Agreement constitute the legal, valid and binding obligations of the Lessee, and, as applicable, the Parent Guarantor, enforceable against the Lessee, and, as applicable, the Parent Guarantor, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability.
          (iii) Authorization. The execution, delivery and performance of this Amendment has been authorized by all requisite corporate action on the part of the Lessee and Parent Guarantor and will not violate the Lessee’s charter or by-laws.
          (iv) Bring-Down of Representation. All of the representations contained in Section 4.1 of the Original Participation Agreement are true, correct and complete as of the date hereof, provided, that, for the purposes of the foregoing representation, references to “this Agreement” contained in the representations in Section 4.1 shall be deemed to include a reference to this Amendment; and all references to the “Operative Documents” therein shall refer to the Operative Documents as amended pursuant to this Amendment and the other amendments being executed and delivered in connection herewith.
     (b) Representations and Warranties of Lessor. To induce the parties hereto to enter into this Amendment, Lessor represents and warrants to Lessee, each Guarantor, Agent and Lender that all of the representations contained in Section 4.2 of the Participation Agreement are true, correct and complete as of the date hereof, provided, that, for the purposes of the foregoing representation, references to “this Agreement” contained in the representations in Section 4.2 shall be deemed to include a reference to this Amendment; and all references to the “Operative

Documents” therein shall refer to the Operative Documents as amended pursuant to this Amendment and the other amendments being executed and delivered in connection herewith.
     (c) Representations and Warranties of Parent Guarantor. To induce the parties hereto to enter into this Amendment, Parent Guarantor represents and warrants to Lessor, Agent and Lender as follows:
          (i) Each Subsidiary Guarantor is a wholly owned Subsidiary of Parent Guarantor.
          (ii) All of the representations contained in Section 4.3 of the Original Participation Agreement (other than the representation contained in Section 4.3(f)(iv) thereof) are true, correct and complete as of the date hereof, provided, that, for the purposes of the foregoing representation, references to “Guarantor” contained therein shall be deemed to refer to Parent Guarantor; references to the “Guaranty” contained therein shall be deemed to refer to the Parent Guaranty; references to “this Agreement” contained therein shall be deemed to include a reference to this Amendment; and all references to the “Operative Documents” therein shall refer to the Operative Documents as amended pursuant to this Amendment and the other amendments being executed and delivered in connection herewith. With respect to the representation in Sections 4.3(h) and (i) of the Participation Agreement, the references to “December 31, 2005” shall be deleted and replaced with “December 31, 2007”.
          (iii) The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of Guarantor and its Subsidiaries was approximately $17,628,620 as of December 31, 2007.
     (d) Representations and Warranties of Subsidiary Guarantors. To induce the parties hereto to enter into this Amendment, each Subsidiary Guarantor represents and warrants to Lessor, Agent and Lender as follows:
          (i) Organization; Corporate Powers. Each Subsidiary Guarantor (i) is a corporation duly organized and validly existing under the laws of the state of its existence, and (ii) has all requisite legal power and authority to enter into this Amendment, the Subsidiary Guaranty and each other Operative Document to which it is a party (the “Subsidiary Guarantor Documents”), to perform and observe the terms and conditions hereof, and has all requisite legal power and authority to own its properties and conduct its business as currently conducted except for such licenses, permits and approvals which would not, individually or in the aggregate, have a material adverse effect on such Subsidiary Guarantor’s ability to perform the Guaranteed Obligations (as defined in the Subsidiary Guaranty). Each Subsidiary Guarantor is qualified to do business as a foreign corporation in all jurisdictions where its ownership of property or the nature of its business required such qualification except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on such Subsidiary Guarantor. Each Subsidiary Guarantor Document has been duly authorized, executed and delivered by each Subsidiary Guarantor that is a party thereto and constitutes the legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting the enforcement of creditors’ rights and general principles of equity.
          (ii) Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against or, to the knowledge of any Subsidiary Guarantor, threatened against or affecting any Subsidiary Guarantor or any of its Subsidiaries (A) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (B) which in any manner draws into question the validity or enforceability of this Amendment or any other Operative Document.
          (iii) Conflicts. No Subsidiary Guarantor is subject to any Contractual Obligation or restriction or to any order, rule, regulation, writ, injunction or decree of any court or Governmental Authority or to any Applicable Law which materially and adversely affects its ability to perform the Guaranteed Obligations (as defined in the Subsidiary Guaranty). The execution, delivery and performance by each Subsidiary Guarantor of each Subsidiary Guarantor Document to which it is a party do not and will not (i) conflict or result in a breach of or constitute a default under (A) any Applicable Law in effect as of the date of delivery of such Subsidiary Guarantor Documents, (B) the articles of incorporation or by-laws of such Subsidiary Guarantor, (C) any material agreement or instrument to which such Subsidiary Guarantor is a party or by which it is bound, or (D) any order, writ, injunction or decree of any court or other Governmental Authority, or (ii) result in the creation or imposition of any Lien upon such Subsidiary Guarantor’s property pursuant to such agreement or instrument.
          (iv) Approvals. The execution, delivery and performance by each Subsidiary Guarantor of each Subsidiary Guarantor Document to which it is a party do not require (i) any stockholder approval or the consent or approval of any of such Subsidiary Guarantor’s creditors (except as have already been obtained in writing), or (ii) any authorization, consents, or approvals of, or filings with, any Governmental Authority, except for such authorization, consents, approvals or filings which have been obtained and are in full force and effect.
          (v) Solvency. Each Subsidiary Guarantor is and, upon consummation of the transactions contemplated by this Amendment and the Subsidiary Guaranty, will be, Solvent. Transactions are in furtherance of each Subsidiary Guarantor’s ordinary business purposes and in furtherance of its corporate purposes with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.
     Section 8. Successor Administrative Agent. Pursuant to Section 6.3 of the Credit Agreement, Lender hereby appoints Compass as successor Administrative Agent under the Credit Agreement, and Compass Bank hereby accepts the appointment as successor Administrative Agent and represents that it satisfies the requirements for a successor Administrative Agent pursuant thereto.
     Section 9. Reaffirmation of the Parent Guaranty. Parent Guarantor hereby acknowledges and consents to the amendments to the Operative Documents set forth herein as well as the amendments executed in connection herewith and reaffirms its obligations under the

Parent Guaranty. The Parent Guaranty shall remain in full force and effect and shall not be released, discharged or affected by (i) any extension granted by any Guaranty Beneficiary of the time for any payment by the Subsidiary Guarantors, (ii) any modification or amendment of the obligations of the Subsidiary Guarantors under the Subsidiary Guaranty, (iii) the release of Subsidiary Guarantors from their performance under the Subsidiary Guaranty, (iv) any merger or consolidation of any Subsidiary Guarantor or the sale, lease or transfer of any of the assets of any Subsidiary Guarantor, or (v) any change in the corporate relationship between Guarantor and any Subsidiary Guarantor.
     Section 10. Miscellaneous.
     (a) Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
     (b) Limitation of Liability. The parties hereto agree that notwithstanding anything to the contrary contained herein, Lessor’s liability hereunder is limited as set forth in Section 8.10 of the Participation Agreement.
     (c) APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
     (d) Counterparts. This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of this Amendment may be made by telecopy or electronic transmission of a duly executed counterpart copy hereof; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.
     (e) FINAL AGREEMENT. THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of this page blank; signature pages follow]

     IN WITNESS WHEREOF, the undersigned have each caused this Amendment to be duly executed and delivered and attested by their respective officers thereunto duly authorized as of the day and year first above written.

BTMU CAPITAL CORPORATION, as Lessor

By:	/s/ Cheryl A. Behan Name: Cheryl A. Behan
Title: Senior Vice President

LENNOX PROCUREMENT COMPANY INC.,
as Lessee

By:	/s/ Gary A. Larson Name: Gary A. Larson
Title: Treasurer

LENNOX INTERNATIONAL INC., as Parent Guarantor

By:	/s/ Gary A. Larson Name: Gary A. Larson
Title: Treasurer

LENNOX INDUSTRIES INC., as a Subsidiary Guarantor

By:	/s/ Gary A. Larson Name: Gary A. Larson
Title: Treasurer

ALLIED AIR ENTERPRISES INC., as a Subsidiary
Guarantor

By:	/s/ Gary A. Larson Name: Gary A. Larson
Title: Treasurer

SERVICE EXPERTS LLC, as a Subsidiary Guarantor

By:	/s/ Gary A. Larson Name: Gary A. Larson
Title: Treasurer

LENNOX GLOBAL LTD., as a Subsidiary Guarantor

By:	/s/ Gary A. Larson Name: Gary A. Larson
Title: Treasurer

COMPASS BANK, as Agent and Lender

By:	/s/ Thomas Blake Name: Thomas Blake
Title: Senior Vice President

SCHEDULE 1
BASIC RENT SCHEDULE

				Basic Rent plus
			Additional	Additional
Payment Date	Period	Basic Rent	Payment	Payment
6/22/2006	0
9/22/2006	1	705,704.28	824,059.89	1,529,764.17
12/22/2006	2	564,563.43		564,563.43
3/22/2007	3	560,098.67		560,098.67
6/22/2007	4	559,602.59		559,602.59
9/22/2007	5	559,602.59		559,602.59
12/22/2007	6	559,602.59		559,602.59
3/22/2008	7	559,602.59		559,602.59
6/22/2008	8	664,456.29		664,456.29
9/22/2008	9	699,503.23		699,503.23
12/22/2008	10	741,283.07		741,283.07
3/22/2009	11	741,283.07		741,283.07
6/22/2009	12	741,283.07		741,283.07
9/22/2009	13	741,283.07		741,283.07
12/22/2009	14	741,283.07		741,283.07
3/22/2010	15	741,283.07		741,283.07
6/22/2010	16	741,283.07		741,283.07
9/22/2010	17	741,283.07		741,283.07
12/22/2010	18	741,283.07		741,283.07
3/22/2011	19	741,283.07		741,283.07
6/22/2011	20	741,283.07		741,283.07
9/22/2011	21	741,283.07		741,283.07
12/22/2011	22	741,283.07		741,283.07
3/22/2012	23	741,283.07		741,283.07
6/22/2012	24	741,283.07		741,283.07
9/22/2012	25	741,283.07		741,283.07
12/22/2012	26	741,283.07		741,283.07
3/22/2013	27	741,283.07		741,283.07
6/22/2013	28	741,283.07		741,283.07